UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	x
Filed by a Party other than the Registrant	o
Check the appropriate box:
o Preliminary Proxy Statement	o Confidential, for Use of the Commission only(as permitted by Rule 14a-6(e)(2))
o Definitive Proxy Statement
X Definitive Additional Materials
o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

x	No fee required.
o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
o	Fee paid previously with preliminary materials.
o
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF ALLEGIANT TRAVEL COMPANY
TO BE HELD ON
JUNE 18, 2015

The following information corrects certain information in Proposal No. 3 included in the Allegiant Travel Company (the “Company”) definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2015 (the “Proxy Statement”). The Proxy Statement relates to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 18, 2015 at the Company’s headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 at 9:00 a.m. local time.

The Proxy Statement includes an erroneous statement as to the sponsor of “Proposal No. 3 - Stockholder Proposal to Prohibit Accelerated Vesting of Executive Equity Awards on a Change In Control.” The Proxy Statement erroneously indicated the proposal has been made by Amalgamated Bank. Rather, Amalgamated Bank is merely the record holder of the stock of the proposing stockholder.

The stockholder proposal has been proposed by the International Brotherhood of Teamsters General Fund (the “IBT General Fund”). It is the IBT General Fund which intends to present Proposal No. 3 at the Company’s Annual Meeting.

Except as set forth in this supplement, all information set forth in the Proxy Statement remains unchanged. Please note that this supplement does not change any proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

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